Exhibit 10.1

September 29, 2015

Russell Tiejema
[Address]

Dear Russ:

I am extremely pleased to offer you the position of Executive Vice President & Chief Financial Officer of Masonite based in Tampa, FL. Details of your offer are as follows:

Position:	● Executive Vice President and Chief Financial Officer

Compensation:	● Base Salary: $400,000 annually and paid bi-weekly

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Short-Term Incentive: Eligible to participate in the Management Incentive Plan (MIP) per the plan guidelines and as approved by Masonite’s Leadership Team and Board of Directors. Your current target eligibility is 60% of your salary. You will be eligible to participate in the 2016 plan payable in 2017 based on your expected start date of November 2, 2015.

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Long-Term Incentive New Hire Award: Upon hire you will be granted an Equity Award of Restricted Stock Units (RSUs) with a grant date value equal to $700,000. The number of RSUs will be calculated using Masonite’s closing stock price on the trading day immediately prior to the grant date. The RSUs will vest as follows: 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date and 50% on the third anniversary of the grant date. The RSUs will be subject to the terms and conditions of an RSU agreement that will be provided to you to sign and acknowledge upon your hire.

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Annual LTI Award: Your position makes you eligible for participation in our Annual Equity Award program, as approved by the Masonite Board of Directors, beginning with the 2016 grant expected to occur in February/March of 2016. The target for your position is currently 125% of your base salary. Details of this annual grant will be outlined in an Award Agreement that will be presented following the award.

Masonite Corporation
One Tampa City Center ▪ 201 N Franklin Street ▪ Suite 300 ▪ Tampa, FL 33602 • Telephone: (813) 877-2726
www.masonite.com

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September 29, 2015

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Sign-On Bonus: You will receive a one-time cash award bonus of $150,000, less applicable withholdings, payable at the end of Q1, 2016. This bonus will include a reimbursement agreement should you choose to leave the company prior to completing two years of employment. If you voluntarily terminate your employment within 24 months of the payment of the signing bonus, a sliding payback scale would be used. 0-12 months, 100%; 13-18 months, 75%; 19-24 months, 50% of the net amount to be paid back.

Additional:
●     Relocation: You are eligible for company assistance to relocate from your current residence to the Tampa area, through the Masonite Relocation Program “A”, which includes a tax-assisted lump sum miscellaneous allowance of $30,000, available once the relocation actions have been authorized. This program includes a reimbursement schedule. If voluntary termination occurs within 24 months of relocation, a sliding payback scale would be used. 0-12 months, 100%; 13-18 months, 75%; 19-24 months, 50% to be paid back.

•	Full benefits package as per policy including participation in the company's 401k. Company match would begin at 1 year anniversary.

•	Annual 20 days of vacation, prorated for monthly accrual.

Your offer is contingent upon the satisfactory completion of a drug screen and background check, and will require that you sign our Employee Confidentiality, Inventions and Intellectual Property Agreement. Further information in regard to the background and drug screening will be sent in a separate email from Linda Bothwell. Based on our discussion, I anticipate your start date will be November 2, 2015.

Russ, we look forward to having you join Masonite and our team. We are very confident that your experience and personal business style will solidly contribute to Masonite’s future success and that you will grow and develop from the opportunities that exist at Masonite.

Please indicate your acceptance of this offer by signing the enclosed employment offer document and scanning it directly to Linda Bothwell. Upon receipt, we will provide the pre-employment package and discuss the next steps.

Masonite Corporation
One Tampa City Center ▪ 201 N Franklin Street ▪ Suite 300 ▪ Tampa, FL 33602 • Telephone: (813) 877-2726
www.masonite.com

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September 29, 2015

To help you get acquainted with our company, please take a few minutes to explore our Mploy Orientation website at _____________________.

Please do not hesitate to call me with any questions you may have.

Sincerely,

Fred Lynch
President & Chief Executive Officer

cc:    Gail Auerbach
Employee file

Masonite Corporation
One Tampa City Center ▪ 201 N Franklin Street ▪ Suite 300 ▪ Tampa, FL 33602 • Telephone: (813) 877-2726
www.masonite.com

CONFIDENTIAL

EMPLOYMENT OFFER

Please indicate your acceptance of our offer for Executive Vice President & Chief Financial Officer with Masonite by signing below and returning to _______________, Masonite, One Tampa City Center, 201 N. Franklin Street, Suite 300, Tampa, FL 33602.

I accept the offer as outlined in the attached letter dated September 29, 2015.

Name	Date

Masonite Corporation
One Tampa City Center ▪ 201 N Franklin Street ▪ Suite 300 ▪ Tampa, FL 33602 • Telephone: (813) 877-2726
www.masonite.com